Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Winton Financial Corporation Stock Option and Incentive Plan, Winton Financial Corporation 1999 Stock Option and Incentive Plan, and Winton Financial Corporation 2003 Stock Option and Incentive Plan, of our report dated January 28, 2004, with respect to the consolidated financial statements of WesBanco, Inc., incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

January 6, 2005
Pittsburgh, Pennsylvania